EXHIBIT 4.4


DEAN HELLER                                            Entity # C#498-2000
Secretary of State                                     Document Number:
204 North Carson Street, Suite 1                       20050199136-46
(775) 684- 5708                                        Date Filed: 5/27/2005
Website: secretaryofstate.biz                          In the office of
                                                       /S/ DAN HELLER
                                                       ---------------------
                                                       Dan Heller
                                                       Secretary of State

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                          FOR NEVADA PROFIT CORPORATION
                       (Pursuant to NRS 78.385 and 73.390)


1.       Name of corporation: Marine Jet Technology Corp.

2. The articles have been amended as follows (provide article numbers, if available):

         ARTICLE

         1.       Name of Company:

         The name of the Corporation is Blue Holdings, Inc.

         4.       Authorized Shares:

         The aggregate number of shares of all classes of stock which the Corporation whall have authority to issue is 80,000,000 shares, of which 75,000,000 shares shall be classified as preferred stock, $0.001 par value per share ("Preferred Stock"). The Common Stock and/or Preferred Stock of the Corporation may be issued from time to time without the approval of the stockholders and for such consideration as may be fixed from time to time by the board of directors. The board of directors may issue such shares of Common Stock and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 98.5%.

4. Effective date of filing (optional): 6/7/05 (must not be later than 90 days after the certificate is filed)

5.       Officer Signature (required):      /S/ PATRICK CHOW
                                        ---------------------------
                                                Patrick Chow, CFO

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.


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                            CERTIFICATE OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                           MARINE JET TECHNOLOGY CORP.

                                   ----------
                        Pursuant to Section 78-390 of the
                        General Corporation Law of Nevada
                                   ----------

ARTICLE

10.      Reverse Stock Split

The Board of Directors and stockholders of the Corporation have authorized and approved, effective as of June 7, 2005, a 1 for 29 reverse stock split whereby
(i) each 29 shares of Common Stock of the Corporation shall, without action on the part of any stockholder, represent 1 share of Common Stock of the Corporation on such effective date, (ii) fractional shares caused by the reverse stock split shall be rounded up to the nearest whole share, (iii) stockholders holding less than 100 shares of Common Stock of the Corporation as of the effective date of the reverse stock split should not be affected by the reverse stock split, and (iv) stockholders holding 2900 or fewer shares of Common Stock of the Corporation, but at least 100 shares of Common Stock of the Corporation, as of April 25, 2005, and continuing to hold such shares through the effective date of the reverse stock split, should be provided special treatment such that after the reverse stock split, those holders hold 100 shares of the Corporation's Common Stock.